As filed with the Commission on ________________ Registration No. ___________
--------------------------------------------------------------------------------


                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ELEPHANT & CASTLE GROUP INC.
                (Name of Registrant as specified in its charter)

                          Province of British Columbia
            (State or jurisdiction of incorporation or organization)

                         701 W. Georgia Street, Ste. 303
                         P.O. Box 10240 - Pacific Centre
                          Vancouver, BC V7Y 1E7 CANADA
                                 (604) 684-6451

         (Address and telephone number of principal executive offices, and address of principal place of business or intended principal place of business)

Daniel DeBou                                          With copies to:
Elephant & Castle Group Inc.                          D. David Cohen, Esq.
701 W. Georgia Street, Ste. 303                       Jericho Atrium - Suite 133
P.O. Box 10240 - Pacific Centre                       500 North Broadway
Vancouver, BC V7Y 1E7 CANADA                          Jericho, New York 11753
(604) 684-6451                                        (516) 933-1700

           (Name, address and telephone number of agent for service)

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box /_/.

                         CALCULATION OF REGISTRATION FEE


Title of each class of     Amount to be              Proposed maximum         Proposed maximum           Amount of
securities to be           registered                offering price per       aggregate offering         registration fee
registered                                           share                    price
Common stock, no             175,000                     $7.50(a)               $1,312,000                  $397.58
par value                    shares

(a)  Calculated in accordance with Rule 457(c).

                                                     Cross-Reference Sheet
                                           Between Items in Form S-8 and Prospectus
                                           Pursuant to Item 501(b) of Regulation S-K

Item No.       Form S-8 Caption                                              Heading in Prospectus
--------       ----------------                                              ---------------------
A.  Information Required in the Section 10(a) Prospectus

  1.           Plan Information

               (a)  General Plan Information..................................Plan Information

               (b)  Securities to be Offered..................................The Stock Option Plan

               (c)  Employees who may Participate in Plan.....................The Stock Option Plan

               (d)  Purchase and Payment of Securities Pursuant to the Plan...The Stock Option Plan

               (e)  Resale Restrictions.......................................Resale of the Shares; Selling Shareholders

               (f)  Tax Effects of Plan Participation.........................Tax Effects

               (g)  Investment of Funds.......................................Not Applicable
               (h)  Withdrawal from Plan; Assignment of Interest..............Not Applicable
               (i)  Forfeitures and Penalties.................................Not Applicable
               (j)  Charges and Deductions of Liens therefor..................Not Applicable

  2.           Registrant Information........................................ Summary; Business of E&C; Selected Historical
                                                                              Financial Data; Recent Developments; Additional
                                                                              Information

B.  Information Required in the Registration Statement

  3.           Incorporation of Documents
               By Reference...................................................Incorporation by Reference; Additional Information

  4.           Description of Securities......................................Summary

  5.           Interests of Named Experts and
               Counsel........................................................Legal Opinions

  6.           Indemnification of Directors and Officers......................Indemnification

  7.           Exemption from Registration Claimed............................Not Applicable

  8.           Exhibits.......................................................Exhibits

  9.           Undertakings...................................................Undertakings

                           INCORPORATION BY REFERENCE


         Elephant & Castle Group Inc. ("E&C" or the "Company") is sub ject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial position, results of operations and other matters. Such reports and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and its Regional Offices located at The Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and 7
World Trade Center, 15th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Elephant & Castle Common Stock is listed on the Pacific Stock Exchange ("PSE") and the NASDAQ SmallCap Market. Such material can also be inspected at the offices of PSE and NASDAQ. The offices of such exchange and NASDAQ are, respectively: The Pacific Stock Exchange, 115 Sansome Street, Suite 1104, San Francisco, California 94104 and the NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to Elephant & Castle and the Common Stock offered hereby.

         No person is authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date of this Prospectus. However, if any material change occurs during the period that this Prospectus is required to be delivered, this Prospectus will be amended or supplemented accordingly. All information regarding E&C in this Prospectus has been supplied by E&C.

         All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act whether before or after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available without charge, to any person, including any beneficial owner, to whom this Prospectus is delivered, on written or oral request, in the case of documents relating to Elephant & Castle Group Inc., 701 West Georgia Street, Suite 303, P.O. Box 10240, Pacific Centre, Vancouver, B.C. V7Y 1E7 CANADA (telephone number (604) 684-6451, Attn: Daniel DeBou, Chief Financial Officer.

                       Prospectus dated February 13, 1997
                                   -----------

                          ELEPHANT & CASTLE GROUP INC.

                                   PROSPECTUS
                                   -----------

               This Prospectus relates to certain Common Shares of Elephant & Castle Group Inc. (the "Company") issuable by the Company pursuant to options held by certain key employees pursuant to the Company's 1993 Employee Stock Option Plan (the "Plan"), and pursuant to two separate warrants (the "Warrants") to purchase the Company's Common Shares (the "Shares") held by two former advisors to the Company, and to the reoffer or resale of such Shares from time to time. Pursuant to the Plan, options have been issued to selected employees from time to time since April of 1993 and additional options may be issued in the future to such persons. The options are exercisable at various prices from U.S. $4.75 to U.S. $7.75 per Share. The Warrants were issued in August of 1994 and in November of 1995, and are exercisable at U.S. $5.75 and U.S. $6.00, respectively. A portion of the options, and all of the Warrants, are currently exercisable.

                                   -----------



               On February 11, 1997 the reported closing sales price of a share of E&C Common Stock on the NASDAQ Small Cap Market was $7.50 per share. Investors are urged to obtain current price information for E&C Common Stock in connection with their consideration of the transactions contemplated thereby.


                                   -----------


               THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is February 13, 1997.

                                     SUMMARY

General

               This Prospectus relates to the offer, and prospective re-offer of certain securities of Elephant & Castle Group Inc., a British Columbia corporation ("E&C" or the "Company").

               The Company. The Company is a publicly owned company, the Common Stock of which is traded on NASDAQ - Small Cap Market (PUBSF) and the Pacific Stock Exchange (PUB). The Company operates a chain of 16 full-service English-style dining restaurants and pubs, 13 of which are located in Canada, one in the Bellingham, Washington and one in Philadelphia, Pennsylvania and one in San Diego, California. The Canadian restaurants are operated under the name "The Elephant & Castle Pub & Restaurant" and are located in major shopping malls and office complexes from Victoria, B.C. to Ottawa, Ontario. The Bellingham restaurant is also operated under the name "The Elephant & Castle Pub & Restaurant" and is located in a large suburban mall near the United States/Canadian border. The Philadelphia Elephant & Castle, Winnipeg, Canada, and San Diego, California restaurants are located within Holiday Inn hotels.

         In addition to the 16 traditional style Elephant & Castle restaurants, the Company recently developed a newly-owned New York style deli restaurant known as "Rosie's on Robson" at the Rosedale Hotel in Vancouver, British Columbia and a "University" restaurant: "Elephant on Campus" at the British Columbia Institute of Technology in Vancouver, and has licensed an E&C Express restaurant at the Vancouver International Airport. The Company also owns a one unit "red meat" restaurant under the name "Alamo Grill." The restaurant is located at the Mall of America, Bloomington, Minnesota.

         E&C was incorporated in British Columbia on December 14, 1992, as a holding corporation for its theretofore existing separate restaurant corporations, which had been owned and operated by the founders of E&C for a number of years. E&C's executive offices are located at 701 West Georgia Street, Suite 303-701, Vancouver B.C., Canada V7Y 1E7; its telephone number is (604) 684-6451.

         The Offering. This Prospectus relates to the issuance of up to One Hundred Seventy-Five Thousand (175,000) Common Shares, no par value (the "Common Shares") of Elephant & Castle Group Inc. (the "Company").

         Up to 100,000 shares being registered will be issued, if issued, pursuant to the Company's 1993 Employee Stock Option Plan (the "Plan"), and up to 75,000 of the shares will be issued, if issued, pursuant to two Warrants, one relating to 50,000 Common Shares and the other relating to 25,000 Common Shares.

         The Warrants were issued in August of 1994 and November of 1995, respectively, to two consultants to the Company. The consultants are not officers, directors, shareholders or affiliates of the Company, and previously rendered financial consulting services to the Company. Neither consultant rendered services in connection with the offer or sale of securities in a capital raising transaction.

         The Shares are voting securities of the Company. The Company has no other class of securities outstanding. The Shares do not currently carry a dividend, and management does not contemplate paying a dividend on Common Shares at any time in the foreseeable future.

                                PLAN INFORMATION
The Stock Option Plan

         The Stock Option Plan was adopted on April 1, 1993 (the "Plan"). The Plan is intended to provide additional incentive to certain key employees of the Company by encouraging such employees to acquire shares of the Company. 100,000 of the Company's Common Stock were reserved for issuance pursuant to the Plan. As of a current date, options relating to 89,500 shares are currently outstanding, and are exercisable at various price ranging from U.S.$4.75 per Share to U.S.$7.50 per Share. Approximately 62,000 Options are currently vested and exercisable.

         All employees of the Company are eligible for options pursuant to the Plan with the exception of Messrs. Jeffrey Barnett, Peter Barnett and George Pitman, each of whom is a founder, principal shareholder, and director of the Company.

         All Options have a fixed term, established by the Board of Directors or the Compensation Committee of the Company. The fixed term as to all existing options is five (5) years. The maximum term with respect to any future option grant is five (5) years after the date on which the Option is granted or April 1, 2003, whichever is earlier.

         Under the Plan, any Option is exercisable only in installments or upon such other terms fixed by the Board of Directors or the Compensation Committee of the Board. No member of the Compensation Committee is eligible for the grant of Options pursuant to the Plan. All options granted to key employees to date have provided for vesting as to 1/3 of the Option Shares after eighteen (18) months, 1/3 of the Option Shares after thirty (30) months and the final 1/3 of the Option Shares after Forty-Two (42) months.

         Options may be granted by the Board of Directors in its discretion from time to time. Options are neither assignable nor transferable and are exercisable by the optionee only during his lifetime. However, if an optionee dies or becomes permanently disabled while employed by the Company and holding an option which is exercisable on the date of death or permanent disability, the optionee's legal heirs or personal representatives may exercise such option within one (1) year after the date of death or termination of employment due to permanent disability.

         All Options, when granted, are exercisable at the fair market value for such shares at the date of grant. The shares are purchased and paid for in full only when the Options are exercised. "Fair market value" as defined by the Plan means the mean between the highest and lowest quoted selling price of the stock on the date of grant.

Resale of the Shares.

         The Plan currently provides that all shares issued pursuant to the exercise of options under the Plan shall bear a restrictive legend and shall not be re-transferred except in the absence of an effective Registration Statement under the Securities Act of 1933, as amended (the "Act") or an exemption from registration. The registration provided for herein is intended to satisfy said requirement, permitting resale by persons who are not officers, directors or affiliates of the Company.

Tax Effects.

         Under the provisions of the United States Internal Revenue Code, Optionees do not realize income upon the grant of any Option priced at or above fair market value, or upon the exercise of any such Options.

         An optionee who sells the Option Shares will realize income to the extent that the selling price exceeds the Option Exercise Price. Shares sales made within one year of exercise of an Option will result in ordinary income to the Optionee, and sales made after the shares are held more than one year will result in capital gains.

         In Canada, in general, when a Canadian based employee exercises an option to acquire shares, the employee will be deemed to realize income equal to the fair market value of the shares at the time of exercise less the option exercise price and any amount paid to acquire the option. This income will be taxed in the same (more favorable) basis as a capital gain, as long as certain conditions are met. Essentially those conditions are that a) the shares are normal common shares for which there is no reasonable expectation they will be redeemed or canceled within two years and no dividend entitlement is limited or guaranteed; b) the taxpayer was dealing at arms length with the corporation (e.g. is not part of a control group); and c) the option exercise price is not less than the fair market value of the shares at the time the option was granted.

         After the option is exercised, a subsequent sale of the shares by the employee will be treated for tax purposes in the same manner as any sale of shares. For most employees, this will be a taxable capital gain, although for any employees who are traders in a sufficient volume of shares the gain or loss would be on account of income.

         All employees are cautioned to retain their own qualified tax advisors with respect to any tax consequences impacting upon such persons individually.

Selling Shareholders.

         An aggregate of up to 175,000 Shares of Common Stock may be offered for resale by Optionees and Warrant Holders (collectively, the "Selling Shareholders") from time to time. The Shares offered for sale constitute approximately 6% of all shares of the Company's outstanding Common Stock, without giving effect to the possible exercise of outstanding warrants or options not covered by or otherwise referred to in this Prospectus.

         The following table sets forth certain information with respect to persons for whom the Company is registering Shares for resale to the public. In addition to the persons named below, other persons, each of whom may acquire less than 1,000 Shares upon exercise of Options, may also reoffer Shares for sale to the public. The table reflects the num bers of Shares acquirable by the Selling Shareholders under their respective Options or Warrants. None of the Selling Shareholders otherwise owns any Common Stock, except as noted. The Company will not receive any proceeds from the resale of the Shares. Except as noted, all Selling Shareholders are employees, but not executive officers, directors or affiliates of the Company.

                                                       Shares Acquirable
                                                       Under Options and             Maximum to be
                                                           Warrants                  Resold to the
Selling Shareholder                               Amount              Percent(1)          Public
-------------------                               ------              ----------          ------
Bell, Angel                                        1,000                  *                1,000
Crawford, Greg                                     1,000                  *                1,000
DeBou, Daniel, Chief Financial                    13,000                  *               13,000
Officer of the Company1
Florsham, Tony                                     3,000                  *                3,000
Floody, Richard                                    1,000                  *                1,000
Holmes, Duncan                                     1,000                  *                1,000
Josie, Gordon1                                     1,000                  *                1,000
Leinhardt, John                                    1,000                  *                1,000
Lowrie, Wendy                                      7,700                  *                7,700
Massoud, Serry                                     1,000                  *                1,000
Oatman, Jack1                                      3,000                  *                3,000
Ormandy, William                                   1,000                  *                1,000
Palmer, Malcolm                                    3,000                  *                3,000
Petrishen, Dave                                    2,000                  *                2,000
Rubert, Shawn                                      2,000                  *                2,000
Sanderson, Martin                                  2,000                  *                2,000
Smolek, Karel                                      1,000                  *                1,000
Securities Trading Services, Inc.                 25,000                  *               25,000
Tilbury, Paul, Vice President1                    13,000                  *               13,000
Tilbury, Richard                                   1,000                  *                1,000
Thomas, Donna                                      1,000                  *                1,000
Usher, Larry                                       1,000                  *                1,000
Weckstein, Donald                                 50,000                1.8               50,000
Wong, Francis                                      1,000                  *                1,000
Woods, Victor                                      3,000                  *                3,000

          *        Less than one (1%) percent.

         (1) Each of the persons noted owns a limited number of E&C Shares, other than the Shares acquireable through the exercise as follows: DeBou (200);
Massoud(6,000); Oatman (3,500); and Tilbury (9,000). Such Shares are owned, registered and publicly tradeable outside of this Registration Statement.

                                 BUSINESS OF E&C

Introduction

         E&C operates a chain of 16 full-service English-style dining restaurants and pubs, 13 of which are located in Canada, one in the State of Washington, one in Philadelphia, Pennsylvania and one in San Diego, California. The Canadian restaurants are operated under the name "The Elephant & Castle Pub & Restaurant" and are located in major shopping malls and office complexes from Victoria, B.C. to Ottawa, Ontario. The Philadelphia, Winnipeg, and San Diego restaurants are based inside of Holiday Inn hotel operations. In addition, E&C currently operates a "Rosie's" deli-style restaurant at the Rosedale-on-Robson Hotel in Vancouver, B.C., Canada and an English style "Elephant on Campus" restaurant at the British Columbia Institute of Technology.

         In the opinion of management, the Company is in the early stages of a major expansion/refocusing of its restaurant operations. The expansion/ refocusing contemplates that the Company will ultimately operate a majority of its restaurants at (i) major hotel locations; (ii) in the United States; and
(iii) with one or more alternative menu formats, not limited to the Elephant & Castle English-pubs concept.

         The expansion/refocusing also includes alternative venues (sites) for the Company's restaurant facilities. To that end, in 1995, the Company opened its first on-campus "University" restaurant, and arranged for the licensing of a restaurant at the new international terminal at Vancouver International Airport. On October 9, 1996, the Company acquired all of the capital stock of Alamo Grill, Inc. ("Alamo"), theretofore a wholly-owned subsidiary of Alamo Restaurants, Inc. ("ARI"). The Company paid 147,059 shares of Common Stock for the business of Alamo, plus the assumption of certain debts of ARI aggregating approximately U.S. $536,000. Alamo is a one-unit "red meat" restaurant located in the Mall of American, Minneapolis, Minnesota. Further, on December 5, 1996, E&C announced that it had entered into a Letter of Intent to forma joint venture with Rainforest Cafe, Inc. ("RFC") (RAIN-NASDAQ National Market) to develop Rainforest Cafes throughout Canada. See "Business - Recent Developments."

         During 1995, the Company arranged for an investment of $4,000,000 (U.S.), of which $1,000,000 has been invested as equity, and $3,000,000 by way of Subordinated Convertible Notes, by a major United States-based pension money manager, GEIPPP, II, with an anticipated placement of an additional $6,000,000 of such Notes in future periods. The completion of this financing enhanced the Company's ability to achieve the expan sion/refocusing. There is no assurance that the balance of the Note financing will be available to the Company in future periods.

         During 1995, and 1996, the Company also experienced financial losses. In 1995, such losses resulted in part from the termination of two Shilo Hotel properties, in Yuma, Arizona and Pomona, California, which properties had previously been occupied by Elephant & Castle under arrangements which turned out to be unsuitable and unprofitable; the close-down of a Toronto, Canada mall location which could not be renewed on acceptable terms; and generally unfavorable business conditions which prevailed in Canada, particularly Eastern Canada, due, in part, to the economic uncertainty related to the political crisis concerning the separation of Quebec. The Company has also incurred substantially increased general and administrative costs relating to its expansion plans, and in 1995, to a decision not to build a restaurant at a particular hotel site in San Francisco, after the investment of significant management time and funds.

Principal Operations

         Elephant  &  Castle  (Traditional  Format).  At the  Elephant  & Castle
restaurants, the Company seeks to distinguish itself from competitive restaurants by its distinctive British style and Tudor decor, and by featuring a wide variety of menu items including a large number of English-style dishes. The Company's restaurants offer a broad menu at popular prices. The menu is regularly updated to keep up with current trends in customers' tastes. The average check per customer, including beverage, was approximately CDN $14 during 1995. Although all of the Company's restaurants provide full liquor service, alcoholic beverages are primarily served to complement meals. Sales of alcoholic beverages accounted for approximately 40% of restaurant sales during 1995.

         The Company's restaurants average approximately 5,500 square feet in size, with a typical seating capacity of 225. The restaurants are open 7 days a week for lunch, dinner and late-night dining. Due to their location at major downtown and suburban malls and office complexes, the Elephant & Castle restaurants cater to a consistently high traffic flow of both shoppers and office workers. More than 34,000 customers a week are currently serviced at the Elephant & Castle chain. Repeat clientele make up a significant portion of the Company's restaurants' patrons.

         Hotel Restaurants. During late 1993 and 1994 the Company signed agreements with Holiday Inn for the renovation and redevelopment of restaurants at Holiday Inn hotels in Winnipeg, Manitoba, Canada and Philadelphia, Pennsylvania in the United States. The Winnipeg Crowne Plaza Holiday Inn Elephant & Castle restaurant was opened on May 18, 1994, and the Philadelphia Holiday Inn unit was opened on February 28, 1995. Both Holiday Inn restaurants have thus far produced revenues and store-operating profits. In July of 1996, the Company opened an additional hotel restaurant at a Holiday Inn site in San Diego, California, and is considering building a substantial number of additional restaurant units at Holiday Inns and other similar first-class hotels over the next five years.

         In the opinion of management, the three critical ingredients for the strategy for expansion at major hotel sites are:

         (1)      the control of occupancy costs;

         (2) the capacity to work synergistically with a hotel management seeking to divorce itself from direct involvement in food and beverage operations; and

         (3)      Company control of the menu, kitchen and restaurant amenities.

         The Company is currently engaged in continuing discussions with hotel operators concerning additional locations.

         In December of 1994, the Company entered into an agreement with an international developer, the Chevalier Group of Hong Kong, to build a 200-seat, 5,000-square-foot restaurant in the developer's $40,000,000 280 room Rosedale-on-Robson all-suites hotel. The hotel was completed, and Rosie's-on-Robson opened for operations in August of 1995. The Company's arrangements with the Chevalier Group are similar to those at the Holiday Inn locations, current and planned. The Company provides all of the hotel's room services, off-premise catering, and branded specialty products.

         The Company's restaurant at the Rosedale Hotel is significantly different from the traditional Elephant & Castle format. Management operates "Rosie's" as a New York-style deli and bar. "Rosie's" enables the Company to have a second "branded" concept restaurant to provide to those hotel operators in locations or with space requirements which may be unsuitable for the Elephant & Castle traditional menu and decor.

         The Company's limited experience with "Rosie's" to date has been favorable. With "Rosie's", the Company was committed to starting from fresh, with its own interior design and menu, under the direction of an experienced, locally managed staff.

         Previously, commencing in late 1992, the Company obtained the right to operate all of the food and beverage services at the Shilo Hotel & Resort complex in Yuma, Arizona. In addition, on July 1, 1993, the Company added the food and beverage operations at a second Shilo Hotel in Pomona, California. The style and menu at the Shilo Hotels was significantly different from that followed at the traditional Elephant & Castle restaurants. The Company's experience at the Shilo Hotels and with the management thereof was decisively negative, resulting in termination and closing of those restaurants during 1995 and litigation which is continuing.

         In its broadest terms, the Company's strategy for growth in the hotel, food and beverage industry is as follows: Locations primarily at hotel sites will be identified in select markets. The Company has identified four geographic pockets of potential growth for all corporate brands. The intention is to cluster restaurants in select locations within the chosen geographic regions. Key points for consideration would include a high level of occupancy at a prospective hotel; a hotel which is part of a chain large and sophisticated enough to join in combined marketing activities; potential unique traffic generators; and the potential for non-seasonal activity.

Recent Developments

         On October 9, 1996, the Company acquired all of the capital stock of Alamo Grill, Inc. ("Alamo"), theretofore a wholly-owned subsidiary of Alamo Restaurants, Inc. ("ARI"). The Company paid 147,059 shares of Common Stock for the business of Alamo, plus the assumption of certain debts of ARI aggregating approximately U.S. $536,000.

         Alamo is a one-unit "red meat" restaurant located in the Mall of America, Minneapolis, Minnesota. E&C announced that it had acquired the unit for potentially profitable continuation of the restaurant operations located at the Mall of America, and for the use of the site as a test-market facility for development of a "red meat" concept in the expansion of its hotel based properties. E&C does not intend to create a chain of "Alamo" restaurants or Alamo-type restaurants at malls or free standing locations. E&C has been approached with respect to the possibility of a profitable resale of the Mall of America unit, but no action has been taken to date with respect to that proposal.

         On December 5, 1996, E&C announced that it had entered into a Letter of Intent to form a joint venture with Rainforest Cafe, Inc. ("RFC") (RAIN-NASDAQ National Market) to develop Rainforest Cafes throughout Canada. The Letter of Intent is subject to formal documentation which has not been completed or consummated to date. The announced arrangement anticipates that the Canadian venture will develop a minimum of five Rainforest Cafes, the initial unit of which will be open within twelve months of completing the definitive agreement. Under the terms of the Letter of Intent, E&C will pay an initial fee of U.S.$500,000 to RFC and will grant RFC a five year option to purchase up to 600,000 shares of E&C Common Stock at U.S.$8.00 per Share. It is currently anticipated that the documentation implementing the Letter of Intent will be formalized by on or before the end of February, 1997.

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                          ELEPHANT & CASTLE GROUP INC.

         The following selected financial information of Elephant & Castle Group Inc. for each of the years ended December 31, 1995, 1994 and 1993 has been derived from Elephant & Castle Group Inc.'s audited financial statements contained in its Annual Reports on Form 10-KSB for the years then ended and is qualified in its entirety by such documents. The selected unaudited financial information of Elephant & Castle Group Inc., as of and for the nine months ended September 30, 1996, includes all adjustments, deemed to be necessary for a fair presentation of such information for the period then ended. The operating results for the nine months ended September 30, 1996 are not necessarily indicative of results for the full year. The Company has publicly announced its expectation that it will incur a loss for the full year ending December 31,
1996. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements.

                                                       Update to Nine Months
                                                   ELEPHANT & CASTLE GROUP INC.
                                          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                                                        (Canadian Dollars)

                                                                Nine  months
                                                               ended Sept. 30                Fiscal Year Ended December 31,
                                                               --------------                ------------------------------
                                                                     1996              1995              1994             1993
                                                                     ----              ----              ----             ----
                                                                  (Unaudited)
Sales......................................................     $ 20,539,983      $ 25,764,339      $ 25,414,275     $ 22,445,883
Net Income (Loss), before Other Item ......................         (924,626)         (681,955)          213,166          163,789
Net Income (Loss), including Other Item ...................         (924,626)       (1,581,955)          213,166          163,789
Net Income (Loss) per Share, before
  Other Item ..............................................            (0.35)            (0.27)             0.09             0.09
Net Income (Loss) per Share, including
  Other Item ..............................................            (0.35)            (0.63)             0.09             0.09
Total Assets ..............................................     $ 14,934,124        15,888,100        10,328,981       10,005,206
Shareholders' Equity ......................................        6,162,512         7,087,138         7,345,905        7,307,236
Average Shares Outstanding ................................        2,643,808         2,502,759         2,440,583        1,865,000

                                 LEGAL OPINIONS

         The validity of the securities offered hereby will be passed upon for the Company by D. David Cohen, Esq., 500 No. Broadway, Suite 133, Jericho, NY 11753 who has acted as special counsel to the Company in connection with this Offering. Mr. Cohen is the owner of 74,500 shares of the Company's Common Stock, and in connection with the purchase of 59,500 shares is indebted to the Company to the extent of $300,000 plus interest accrued thereon. Such loan is secured by securities other than securities of the Company.



                                     EXPERTS


         The financial statements and schedules of the Company, incorporated by reference in the Registration Statement of which this Prospectus is a part have been audited by Pannell Kerr Forster, chartered accountants, for the periods indicated in their report thereon. Such financial statements and schedules have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                             ADDITIONAL INFORMATION


         For additional information concerning the Company, financial statements, its operations, properties, facilities, employees, competitors, management, executive compensation, legal proceedings, market for the Company's Common Stock, security ownership of directors executive officers and certain beneficial holders, this prospectus will be accompanied by the Company's Form 10-KSB for the fiscal year ended December 31, 1995, latest Form 10-Q and the Company's proxy statement in connection with the election of directors at its 1996 Annual Meeting of Shareholders.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Article 21.1 of the Company's Articles of Association provides, with respect to the indemnification of directors and officers, that the Company shall indemnify, subject to the [Company Act], any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether or not brought by the Company or by a corporation or other legal entity or enterprise and whether civil, criminal or administrative, by reason of the fact that such person is or was a director, manager, or officer of the Company, against all costs, charges and expenses, including legal fees and any amount paid to settle the action or proceeding or satisfy a judgment, if such person acted honestly and in good faith with a view to the best interests of the Company, if such person exercised the care, diligence and skill of a reasonably prudent person, and, with respect to any criminal or administrative action or proceeding, such person had reasonable grounds for believing that his or her conduct was lawful. The provisions of Article 21.1 are deemed to be a term of every contract of employment or office of every director, manager, and officer of the Company.

         Article 21.2 of the Company's Articles of Association provides that, subject to the Company Act, the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether or not brought by the Company or by a corporation or other legal entity or enterprise and whether civil, criminal or administrative, by reason of the fact that he is or was an employee or agent of the Company or is or was serving in any other capacity on behalf of the Company at its request including, but without limiting the generality of the foregoing, serving at the request of the Company as a director, manager, officer, employee or agent of another corporation, a partnership, joint venture, trust or other enterprise, against all costs, charges and expenses, including legal fees and any amount paid to settle the action or proceeding or satisfy a judgment, if he acted honestly and in good faith with a view to the best interests of the Company or other corporation or other legal entity or enterprise as aforesaid, and, with respect to any criminal or administrative action or proceeding, if he had reasonable grounds for believing that his conduct was lawful. The provisions of Article 21.2 shall not be part of any contract or agreement between any aforesaid person and the Company unless expressly made so by the terms of the contract or agreement with the Company.

         Article 21.4 provides that the Company may indemnify any person, other than a director, in respect of any losses, damages, costs or expenses whatsoever incurred by him while acting as an officer, employee or agent for the Company, unless such losses, damages, costs or expenses shall arise out of failure to comply with instructions, willful act or default or fraud by such person, and in any of such events the Company shall only indemnify such person if the directors, in their absolute discretion, so decide. The provisions of this
Article 21.4 shall not be part of any contract or agreement between any aforesaid person and the Company unless expressly made so by the terms of the contract or agreement with the Company.

         Article 21.6 provides that the Company may give indemnities, on such terms and conditions as it deems appropriate, to any director, officer, employee, agent or other person who has undertaken or is about to undertake any liability on behalf of the Company or any corporation controlled by it. The provisions of Article 21.6 shall not be part of any contract or agreement between any aforesaid person and the Company unless expressly made so by the terms of the contract or agreement with the Company.

         Article 21.7 provides that, subject to the Company Act and other applicable laws and statutes, no director, officer, employee or agent for the time being of the Company shall be liable for the acts, receipts, neglects or defaults of any other director, officer, employee or agent or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Board, or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Company shall be invested or for any loss or damages arising from the bankruptcy, insolvency, or tortious act of any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited or for any loss occasioned by any error of judgment or oversight on his part or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his own willful act or omission, default, negligence, breach of trust or breach of duty.

Item 21.  Exhibits and Financial Statements Schedules.

                  (a)   Exhibits

Exhibit
Number                            Description of Exhibit
------                            ----------------------
2.1      Agreement  Relating  to the  Sale of All of the  Capital  Stock of a
         Subsidiary   Corporation  in  Exchange  for  Capital  Stock  of  the
         Acquiring  Corporation  dated  as of  April  9,  1996  by and  among
         Company, Alamo Restaurants,  Inc. and Alamo Grill, Inc. (included as
         Exhibit A to the Joint Proxy Statement and Prospectus  which forms a
         part of the Registration Statement (the "Proxy Statement")             +

2.2      Form of Proxy to be utilized at the meeting of Shareholders of Alamo
         Restaurants, Inc. to approve the Agreement                             +

3.1      Certificate  of  Incorporation  and  Certificate  of Name  Change of
         Company                                                                *

3.2      Articles of Association of Company                                     *

3.3      Certificate  of  Amalgamation,  dated May 1, 1990,  The Elephant and
         Castle Canada Inc.                                                     *

4.1      Form of certificate evidencing shares of Common Stock                  *

4.2      Form  of  Underwriter's   Warrant   Agreement  between  Company  and
         Underwriter                                                            *

4.3      Warrant  Certificate  relating  to 50,000  Share  Warrant  issued to
         Donald Weckstein on August 10, 1994.                                   (y)

4.4      Agreement  relating to 25,000 Share Warrant  issued to Swiss Trading
         Ltd. in November of 1995                                               (y)

10.1     Bank Loan Agreement, dated September 13, 1990, with Toronto Dominion
         Bank                                                                   *

10.2     Letter  Agreement  dated  June  26,  1991,  regarding  expansion  of
         facilities at Edmonton Eaton Centre food court relocation              *

10.3     Retailer  Application dated May 23, 1992, and Specimen Agreement for
         Alberta Lotteries and Alberta Gaming Control                           *

10.4     License Agreement dated July 9, 1992, with Servomation Inc. relating
         to B.C. Place Stadium                                                  *

10.5     Restaurant  lease dated  November  10, 1992,  with Shilo  Management
         Corporation, relating to the Shilo Inn, Yuma, Arizona                  *

10.6     Letter  Agreement,  with Shilo  Management  Corporation  relating to
         Shilo Hotel, Pomona, California                                        *

10.7     Restaurant  Lease  Agreement  with  Holiday  Inns of  Canada,  Ltd.,
         relating to Holiday Inn Crowne Plaza at Winnipeg, Manitoba             **

10.8     Restaurant  Lease Agreement  relating to Holiday Inn,  Philadelphia,
         Pennsylvania                                                           ***

10.9     Alamo Grill,  Inc. lease agreement made as of the 30th day of April,
         1993                                                                   +

10.10    Form of Accounting Services Agreement between Innovative Hospitality
         Concepts, Inc. and Elephant & Castle Group, Inc.                       +

10.11    Form of  Consulting  Services  Agreement  between Jon  P.Taffer,  an individual  Innovative  Hospitality  Concepts,  Inc.  and Elephant &
         Castle, Inc.                                                           +

11.1     Statement of computation regarding per share earnings                  *

22.1     Subsidiaries of Company                                                *

23.2     Consent of D. David Cohen, Esq.                                       (y)

24.1 Power of Attorney (included on the signature page of Part II of this Registration Statement)

99.1     Canadian  Declaration  as of May 11,  1990,  claiming the trade name
         "The Elephant and Castle"                                              *

99.2     Filing  receipt  dated  February  5,  1993,  for U.S.  service  mark
         application "E&C"                                                      *

99.3     Filing  receipt  dated  February  5,  1993,  for U.S.  service  mark
         "Elephant Mug"                                                         *


*           Incorporated by reference from the Exhibits filed with the Company's
            Registration  Statement on Form SB-2  (Registration  No.  33-60612).
            Modification  of the numbering of the exhibits is in accordance with
            Item 601 of Registration S-B

**          Filed with  Company's 10-K SB for the Fiscal year ended December 31,
            1993.

***         Filed with  Company's 10-K SB for the Fiscal year ended December 31,
            1994.

+           Previously filed herewith.

(x)         Incorporated by reference from the Exhibits filed with the Company's
            Registration Statement on Form S-4 relating to the acquisition of Alamo Grill, Inc.

(y)         Filed herewith.

         (b)      Financial Statement Schedules

                  All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or not applicable, and therefore have been omitted.


         (c)      Item 4(b) Information

                  Not applicable.


Item 22.          Undertakings.

         (a) (1) The Company undertakes that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

                  (2) The Company undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Company hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of British Columbia, Canada, on the 11th day of February, 1997.

                                               ELEPHANT & CASTLE GROUP INC.


                                         By:  /s/ Jeffrey M. Barnett
                                              ----------------------
                                                  Jeffrey M. Barnett, President



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey M. Barnett and Daniel DeBou, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     Signature                     Title                            Date
     ---------                     -----                            ----
/s/Jeffrey M. Barnett        Chairman of the Board              February 4, 1997
---------------------        President and
   Jeffrey M. Barnett        Director (Principal
                             Executive Officer)


/s/Peter J. Barnett          Vice President                     February 4, 1997
-------------------          and Director
   Peter J. Barnett


/s/George W. Pitman          Vice President                     February 4, 1997
-------------------          and Director
   George W. Pitman


/s/Daniel DeBou              Principal Financial                February 4, 1997
---------------              Officer and Principal
  Daniel DeBou               Accounting Officer


/s/William McEwen            Director                           February 4, 1997
-----------------
   William McEwen


/s/D. David Cohen            Director                           February 4, 1997
-----------------
   D. David Cohen


/s/Martin O'Dowd             Director                                     , 1997
----------------
   Martin O'Dowd

/s/David Wiederecht          Director                                     , 1997
-------------------
   David Wiederecht


/s/Anthony Mariani           Director                           February 4, 1997
------------------
   Anthony Mariani